EXHIBIT 3.1

Nuvera Communications, Inc.
Written Action of the Board of Directors taken in Lieu of a Meeting
April 1, 2020

The undersigned, being all of the members of the Board of Directors (the “Board”) of Nuvera Communications, Inc., a Minnesota corporation (the “Company”), hereby adopt the following resolutions in writing pursuant to Section 302A.239 of the Minnesota Business Corporation Act, effective as of the date above:

Amendment of Bylaws

WHEREAS, there is a national public health emergency surrounding COVID-1, a respiratory disease that spreads easily from person to person and it is necessary and reasonable to prevent the transmission of COVID-19 by encouraging individuals to refrain from congregating; and

WHEREAS, the Board wishes to amend the Company’s bylaws to permit, to the fullest extent permitted by the Section 302A.436, subdivision 5, of the Minnesota Business Corporation Act, remote communications and participation in connection with regular and special meetings of shareholders of the Company and, in particular, to hold the Company’s 2020 Annual Meeting of Shareholders remotely or virtually,

NOW, THEREFORE, BE IT RESOLVED, the Board does hereby authorize, approve, ratify, and confirm in all respects the amendments to the Company’s bylaws attached hereto as Exhibit A.

General Authorizations

NOW, THEREFORE, BE IT RESOLVED, that any and all actions, previously taken by the directors or officers of the Company pertaining to any of the actions contemplated by these resolutions be, and they hereby are, approved, ratified and confirmed in all respects;

RESOLVED FURTHER, that officers of the Company (“Authorized Officers”) are hereby authorized and directed to make any required filings with the Securities and Exchange Commission with respect to the amended bylaws of the Company;

RESOLVED FURTHER, that the Secretary or any other Authorized Officer is hereby authorized to certify to the adoption of these resolutions and to provide certified copies of these  resolutions and any other resolutions and to attest the execution of any document or instrument by any person on behalf of the Company; and

RESOLVED FURTHER, that the Authorized Officers of the Company, and each of them, is hereby authorized to take any and all actions, and to execute and deliver all such instruments and documents in the name of and on behalf of the Company, as in the Authorized Officer’s judgment are all be necessary or desirable to carry out and accomplish any of the actions contemplated by these resolutions.

[Signature Page Follows]

NUVERA COMMUNICATIONS, INC.

BOARD OF DIRECTORS

By:	/s/ Perry L. Meyer
Perry L. Meyer

By:	/s/ Wesley E. Schultz
Wesley E. Schultz

By:	/s/ Bill D. Otis
Bill D. Otis

By:	/s/ Dennis E. Miller
Dennis E. Miller

By:	/s/ James J. Seifert
James J. Seifert

By:	/s/ Colleen R. Skillings
Colleen R. Skillings

By:	/s/ Suzanne M. Spellacy
Suzanne M Spellacy

Exhibit A
Nuvera Communications, Inc.
Bylaw AMENDMENT

1.      Article 2, Section 2.4 of the Bylaws is hereby amended in its entirety to read as follows.

2.4)  Place of Meetings.  Meetings of the shareholders will be held in the City of New Ulm, State of Minnesota, or at such other place as is designated by the Board of Directors, except that a special meeting called by or at the demand of the shareholders will be held in the county where the principal executive office of the corporation is located.

The Board of Directors may determine that shareholders not physically present in person or by proxy at a shareholder meeting may, by means of remote communication, participate in a regular or special shareholder meeting held at a designated place. The Board of Directors also may determine that a regular or special meeting of the shareholders will not be held at a physical place, but instead solely by means of remote communication, so long as the corporation implements reasonable measures to provide that each shareholder participating by remote means communication has a reasonable opportunity to participate in the meeting in accordance with the provisions of  Section 302A.436, subdivision 5, of the Minnesota Business Corporation Act (the “MBCA”) as amended from time to time, or any successor statute.  Participation by remote communication constitutes presence at the meeting.

2.      Article 2, Section 2.5(b) of the Bylaws is hereby amended in its entirety to read as follows:

(b) Electronic Notice. Notwithstanding the written notice requirement in Subsection (a) above, notice of meeting may be given to a shareholder by means of electronic communication if the requirements of MBCA Section 302A.436, subdivision 5, as amended from time to time, are met. Notice to a shareholder is also effectively given if the notice is addressed to the shareholder or a group of shareholders in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934, as amended, so long as the corporation has first received the written or implied consent required by those rules and regulations.

3.      Article 2, Section 2.6 the Bylaws is hereby amended in its entirety to read as follows.

Section 2.6) Waiver of Notice.  Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting and may be given in writing, orally, by authenticated electronic communication, or by attendance.  A shareholder, by the shareholder’s attendance at any meeting of shareholders, including attendance by means of remote communication, will be deemed to have waived notice of this meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.